EXHIBIT 3(i)

Coca-Cola Enterprises Finance LT 1 Commandite S.C.A.
(anc: Bottling Holdings Investments Luxembourg Commandite S.C.A.)
Société en commandite par actions
Capital social : EUR 31.000,-
Siège social : 2, rue des Joncs, L-1818 Howald
R.C.S. Luxembourg B-131.688

STATUTES COORDINATE

-CONSTITUTION of June 13, 2007, following act received by Master Paul DECKER, notary of residence in Luxembourg-Eich, published in the Memorial C. Collection of the Companies and Associations, number 2341 of October 18, 2007,
-MODIFICATION of April 8, 2008, following act received by Master Paul DECKER, notary of residence in Luxembourg-Eich, published in the Memorial C. Collection of the Companies and Associations, number __________ du

CHAPTER I.- FORM, CORPORATE NAME, REGISTERED OFFICE, OBJECT, DURATION

Article 1. Form, Corporate name
There is hereby established among the subscribers and all those who may become owners of the shares hereafter created a company (the "Company") in the form of a partnership limited by shares ("société en commandite par actions") which will be governed by the laws of the Grand Duchy of Luxembourg (the “Law”) and by the present articles of association (the "Articles of Association").
The company will exist under the name of « Coca-Cola Enterprises Finance LT 1 Commandite S.C.A..

Article 2. Registered Office
The Company will have its registered office in the municipality of Hesperange.
The registered office may be transferred to any other place within the municipalty by a resolution of the Manager.
Branches or other offices may be established either in the Grand Duchy of Luxembourg or abroad by resolution of the Manager.
In the event that in the view of the Manager extraordinary political, economic or social developments occur or are imminent that would interfere with the normal activities of the Company at its registered office or with the ease of communications with such office or between such office and persons abroad, it may temporarily transfer the registered office abroad, until the complete cessation of these abnormal circumstances. Such temporary measures will have no effect on the nationality of the Company, which, notwithstanding the temporary transfer of the registered office, will remain a company governed by the laws of the Grand Duchy of Luxembourg. Such temporary measures will be taken and notified to any interested parties by one of the bodies or persons entrusted with the daily management of the Company.

Article 3. Objects
The objects of the Company are the direct and/or indirect financing of the companies and/or entities in which it holds a participation or which are members of its group; the acquisition by purchase, subscription or in any other manner as well as the transfer by sale, exchange or otherwise of stock, bonds, debentures, notes or other securities of any kind of instrument and contracts thereon or relative thereto; and the ownership, administration, development and management of its portfolio holdings.
The Company may for such purposes:
-           in order to raise funds which it needs to carry out its activity within the frame of its object take up loans in any form whatsoever, accept any deposit from companies or entities in which it holds a participation or which are part of its group, and to issue debt instruments in any form whatsoever;
-           acquire by way of subscription, purchase, exchange or in any other manner any stock, shares and other participation, securities, bonds, debentures, certificates of deposit and other debt instruments and more generally any securities and financial instruments representing ownership rights, claims or transferable securities issued by any public or private issuer whatsoever;
-           exercise all rights whatsoever attached to these securities and financial instruments;
-           grant any direct and/or indirect financial assistance whatsoever to the companies and/or enterprises in which it holds a participation or which are members of its group, in particular by granting loans, facilities, security interests over its assets or guarantees in any form and for any term whatsoever and provide them any advice and assistance in any form whatsoever; and
-           make deposits at banks or with other depositaries and invest it in any other manner;
The above enumeration is enunciate and is not limitative.
The Company may generally undertake transactions of any kind which would serve the objects of the Company directly or indirectly. The Company may also set up branches or subsidiaries and wholly or partly transfer its business to such branches or affiliates.

Article 4. Duration
The Company is formed for an unlimited duration. The Company may at any time be dissolved by a resolution of the shareholders voting with the quorum and majority rules set by these Articles of Association or, as the case may be, by the law for any amendment of these Articles of Association.

CHAPTER II.- CAPITAL, SHARES

Article 5. Corporate Capital
The issued capital of the Company is set at thirty-one euro (EUR 31,000.-) divided into ten thousand (10,000) Class A shares (the “Class A Shares”), which shall be held by the Limited Partner and twenty-one thousand (21,000) Class B shares (the “Class B Shares”), which shall be held by the Unlimited Partner in representation of its unlimited partnership interest in the Company, having a nominal value of one Euro (EUR 1.-) each, all of which are fully paid up.
The rights and obligations attached to the shares of each class, as defined in the Articles of Association, shall be identical except to the extend otherwise provided by the law or by the Articles of Association.
In addition to the corporate capital, there may be set up a premium account into which any premium paid on any share in addition to its par value is transferred. The amount of the premium account may be used to provide for the payment of any shares which the Company may redeem from its shareholders, to offset any net realised losses, to make distributions to the shareholders or to allocate funds to the legal reserve.

Article 6. Form of Shares
The Class A Shares and Class B Share will be in the form of registered shares. A shareholders' register, kept at the registered office of the Company, will contain the precise designation of each shareholder and the indication of the number and of the class of shares held, the indication of the payments made on the shares as well as the transfers of shares and the dates thereof.
Each shareholder will notify in writing the Company of its address and any change thereof. The Company will be entitled to rely on the last address thus communicated.
Ownership of the registered shares will result from the recordings in the shareholders' register.
Any transfer of shares will be registered in the shareholders register, either in accordance with the rules on the transfer of claims laid down in article 1690 of the Luxembourg Civil Code or by a declaration of transfer entered into the shareholders' register, dated and signed by the transferor and the transferee or by their representative(s). Furthermore, the Company may accept and enter into the shareholders' register any transfer referred to in any correspondence or other document showing the consent of the transferor and the transferee.
Certificates reflecting the recordings in the shareholders register will be delivered to the shareholders upon their written request. The Company may issue multiple share certificates.

Article 7. Increase and reduction of capital
The issued and/or authorized capital of the Company may be increased or reduced one or several times by a resolution of the shareholders voting with the quorum and majority rules set by these Articles of Association or, as the case may be, by the law for any amendment of these Articles of Association.
The new shares to be subscribed for by contribution in cash will be offered by preference to the existing shareholders in proportion to the part of the capital which those shareholders are holding. The Manager shall determine the period within which the preferred subscription right shall be exercised. This period may not be less than thirty (30) days.
Notwithstanding the above, the general meeting, voting with the quorum and majority rules required for any amendment of the Articles of Association, may limit or withdraw the preferential subscription right or authorise the Manager to do so.

CHAPTER III.- MANAGEMENT, SUPERVISORY BOARD, INVESTOR ADVISORY COMMITTEE

Article 8. Management
The Company shall be managed by Bottling Holdings (Luxembourg) Sàrl. (the "Manager"), in its capacity as sole Unlimited Partner and holder of all Class B Shares of the Company. The Manager may be removed and must then be immediately replaced by a resolution of the shareholders voting with a majority of the shares then in issue, but without a veto right of the Manager in its capacity as Unlimited Partner of the Company.
The other shareholders shall neither participate in nor interfere with the management of the Company.

Article 9. Powers of the Manager
The Manager is vested with the broadest powers to perform all acts necessary or useful for accomplishing the Company's object. All powers not expressly reserved by law or by the Articles of Association to the general meeting of shareholders or to the Supervisory Board are in the competence of the Manager.

Article 10. Expenses Incurred by the Manager
The Manager shall be reimbursed for all other expenses whatsoever incurred by the Manager in relation with the management of the Company or the pursuit of the Company’s corporate objects.

Article 11. Liability of the Manager and of the shareholders
The Manager shall be jointly and severally liable with the Company for all liabilities of the Company, which cannot be met out of the Company's assets.
The shareholders other than the Manager shall refrain from acting on behalf of the Company in any manner or capacity whatsoever other than exercising their rights as shareholders in general meetings or otherwise, and, consequently, they shall only be liable for payment to the Company up to the nominal value of each share in the Company owned by them.

Article 12. Delegation of Powers
The Manager may delegate the daily management of the Company and the representation of the Company within such daily management to one or more of its officers or employees or to other persons or delegate special powers or proxies, or entrust determined permanent or temporary functions to persons or agents chosen by it.

Article 13. Representation of the Company
The Company will be bound towards third parties by the sole signature of the Manager, acting through one or more duly authorised signatories, such as designated by the Manager at its sole discretion.
The Company will be also bound towards third parties by the single signature of each of the persons to whom the daily management of the Company has been delegated, within such daily management, or by the joint signatures or single signature of any persons to whom such signatory power has been delegated by the Manager, within the limits of such power.

Article 14. Dissolution-Incapacity of the Manager
In case of dissolution or legal incapacity of the Manager or where for any other reason it is impossible for the Manager to act, the Company will not be dissolved.
In that event the Supervisory Board shall designate one or more administrators, who need not be shareholders, until such time as the general meeting of shareholders shall convene for purposes of appointing a new Manager.
Within fifteen (15) days of their appointment, the administrator(s) shall convene the general meeting of shareholders in the way provided for by the Articles of Association.
The administrators' duties consist in performing urgent acts and acts of ordinary administration until such time as the general meeting of shareholders shall convene.
The administrators are responsible only for the execution of their mandate.

Article 15. Supervisory Board
The business of the Company and its financial situation, including more in particular its books and accounts, shall be reviewed by a Supervisory Board composed of not less than three (3) members, who need not be shareholders.
The members of the Supervisory Board will be elected by the shareholders, who will determine their number, for a period not exceeding six (6) years, and they will hold office until their successors are elected. They are re-eligible and they may be removed at any time, with or without cause, by a resolution adopted by the shareholders.
In the event of the total number of members of the Supervisory Board falling below one half (1/2), the Manager shall forthwith convene a shareholders' meeting in order to fill such vacancies.
If one or more members of the Supervisory Board are temporarily prevented from attending meetings of the said Supervisory Board, the remaining members may appoint a person chosen from within the shareholders to provisionally replace them until they are able to resume their functions.
The remuneration of the members of the Supervisory Board shall be set by the shareholders.

Article 16. Meetings of the Supervisory Board
The Supervisory Board will appoint from among its members a chairman (the "Chairman"). It may also appoint a secretary, who need not be a member of the Supervisory Board, who will be responsible for keeping the minutes of the meetings of the Supervisory Board (the "Secretary").
The Supervisory Board will meet upon call by the Chairman. A meeting of the Supervisory Board must be convened if any two (2) members so require.
The Chairman will preside at all meetings of the Supervisory Board, except that in his absence the Supervisory Board may appoint another member of the Supervisory Board as chairman pro tempore by vote of the majority present at such meeting.
Except in cases of urgency or with the prior consent of all those entitled to attend, at least one (1) week's notice of Supervisory Board meetings shall be given in writing, by fax or by telegram. Any such notice shall specify the time and place of the meeting as well as the agenda and the nature of the business to be transacted. The notice may be waived by the consent in writing, by fax or by telegram of each member of the Supervisory Board. No separate notice is required for meetings held at times and places specified in a schedule previously adopted by resolution of the Supervisory Board.
Every Supervisory Board meeting shall be held in Luxembourg or such other place as the Supervisory Board may from time to time determine. Any member of the Supervisory Board may act at any meeting of the Supervisory Board by appointing another member of the Supervisory Board as his proxy.
A quorum of the Supervisory Board shall be the presence or the representation of a majority of the members of the Supervisory Board holding office. Decisions will be taken by a majority of the votes of the members of the Supervisory Board present or represented at such meeting.
One or more members of the Supervisory Board may participate in a meeting by means of a conference call or by any similar means of communication enabling thus several persons participating therein to simultaneously communicate with each other. Such participation shall be deemed equal to a physical presence at the meeting.
In case of urgency, a written decision, signed by all the members of the Supervisory Board, is proper and valid as though it had been adopted at a meeting of the Supervisory Board which was duly convened and held. Such a decision can be documented in a single document or in several separate documents having the same content and each of them signed by one or several members of the Supervisory Board.

Article 17. Minutes of meetings of the Supervisory Board
The minutes of any meeting of the Supervisory Board will be signed by the Chairman of the meeting. Any proxies will remain attached thereto.
Copies or extracts of such minutes which may be produced in judicial proceedings or otherwise will be signed by the Chairman and by the Secretary (if any) or by any two (2) members of the Supervisory Board.

CHAPTER IV.- MEETING OF SHAREHOLDERS

Article 18. Powers of the Meeting of Shareholders
Any regularly constituted meeting of shareholders of the Company represents the entire body of shareholders.
It shall neither carry out nor ratify acts which involve the Company vis-à-vis third parties nor resolve to amend these Articles of Association without the Manager's consent. For instance, it shall neither dismiss the Manager nor appoint another manager unless the Manager consents thereto.

Article 19. Annual General Meeting
The annual general meeting of the shareholders will be held at the registered office of the Company or at such other place as may be specified in the notice convening the meeting, on the 1st day of June at 11 am.
If such day is a public holiday, the meeting will be held on the next following business day.

Article 20. Other General Meetings
The Manager or the Supervisory Board may convene other general meetings. Such meetings must be convened if shareholders representing at least one tenth (1/10) of the Company's capital so require.
Shareholders' meetings, including the annual general meeting, may be held abroad if, in the judgement of the Manager, which is final, circumstances of force majeure so require.

Article 21. Notice of General Meetings
Shareholders will meet upon call by the Manager or the Supervisory Board made in compliance with Luxembourg law. The notice sent to the shareholders in accordance with the law will specify the time and place of the meeting as well as the agenda and the nature of the business to be transacted.
If all the shareholders are present or represented at a shareholders' meeting and if they state that they have been informed of the agenda of the meeting, the meeting may be held without prior notice.

Article 22. Attendance - Representation
All shareholders are entitled to attend and speak at all general meetings.
A shareholder may act at any general meeting of shareholders by appointing in writing (letter or fax) as his proxy another person who need not be a shareholder himself. The Manager may determine any other conditions that must be fulfilled in order to take part in a shareholders' meeting.
Any company or other legal entity being a shareholder may execute a form of proxy under the hand of a duly authorised officer, or may authorise in writing, by fax or by telegram such person as it thinks fit to act as its representative at any general meeting, subject to the production of such evidence of authority as the Manager may require.
The Manager may determine the form of proxy and may request that the proxies be deposited at the place indicated by the Manager at least five (5) days prior to the date set for the meeting. The Manager may determine any other conditions that must be fulfilled in order to take part in a shareholders' meeting.
The co-proprietors, the usufructuaries and bare-owners of shares, the creditors and debtors of pledged shares must appoint one sole person to represent them at the general meeting.

Article 23. Proceedings
The general meeting shall be presided by the Manager or by a person designated by the Manager.
The chairman of the general meeting shall appoint a secretary.
The general meeting of shareholders shall elect by simple majority one (1) scrutineer to be chosen from the shareholders present or represented.
They together form the board of the general meeting.

Article 24. Adjournment
The Manager may forthwith adjourn any general meeting by four (4) weeks. He must adjourn it if so required by shareholders representing at least one fifth (1/5) of the Company's capital.
Such adjournment automatically cancels any resolution already adopted prior thereto.
The adjourned general meeting has the same agenda as the first one. Shares and proxies regularly deposited in view of the first meeting remain validly deposited for the second one.

Article 25. Vote
An attendance list indicating the name of the shareholders and the number of shares for which they vote is signed by each one of them or by their proxy prior to the opening of the proceedings.
The general meeting may deliberate and vote only on the items comprised in the agenda.
Each share entitles to one (1) vote.
Voting takes place by a show of hands or by a roll call, unless the general meeting resolves by a simple majority vote to adopt another voting procedure.
At any general meeting other than an extraordinary general meeting convened for the purpose of amending the Company's articles or voting on resolutions whose adoption is subject to the quorum and majority requirements of an amendment to the Articles of Association, resolutions shall be adopted, irrespective of the number of shares represented, by a simple majority of votes cast. Save as otherwise stated herein, no resolution may be adopted without the consent of the Manager.

Article 26. Extraordinary General Meetings
At any extraordinary general meeting convened in accordance with the law for amending the Company's Articles of Association or voting on resolutions whose adoption is subject to the quorum and majority requirements of an amendment to the Articles of Association, the quorum shall be at least one half (1/2) of all the shares issued and outstanding. If the said quorum is not present, a second meeting may be convened at which there shall be no quorum requirement. In order for the proposed amendment to be adopted, and save as otherwise provided by Law, a two-third (2/3) majority of the votes of the shareholders present or represented is required at any such general meeting. Save as otherwise stated herein, no resolution may be adopted without the consent of the Manager.

Article 27. Minutes
The minutes of the general meeting of shareholders shall be signed by the chairman of the meeting, the secretary of the meeting and the scrutineer of the meeting.
Copies or extracts of these minutes to be produced in judicial proceedings or otherwise shall be signed by the Manager and by any member of the Supervisory Board.

CHAPTER V.- FINANCIAL YEAR, DISTRIBUTION OF EARNINGS

Article 28. Financial Year
The Company's financial year begins on the first day of January in each year and ends on the last day of December in the following year.

Article 29. Adoption of financial statements
The Manager shall prepare, for approval by the shareholders, annual accounts in accordance with the requirements of Luxembourg law and accounting practice.

Article 30. Appropriation of Profits
From the annual net profits of the Company at least five per cent (5%) shall each year be allocated to the reserve required by law (the "Legal Reserve"). That allocation to the Legal Reserve will cease to be required as soon and as long as such Legal Reserve amounts to ten per cent (10%) of the subscribed capital of the Company (the "Legal Reserve Amount"). After the allocations to the Legal Reserve, the general meeting of shareholders shall determine how the remainder of the annual net profits, will be disposed of.
Subject to the conditions fixed by law and in compliance with the foregoing provisions, the Manager may pay out an advance payment on dividends to the holders of Class A Shares and the holders of Class B Shares. The Manager fixes the amount and the date of payment of any such advance payment.

CHAPTER VI.- DISSOLUTION, LIQUIDATION

Article 31. Dissolution, Liquidation
The Company may be dissolved prior to the term provided in article 4 hereof by a decision of the general meeting of shareholders voting with a majority of two thirds (2/3) of the shares then in issue, unless otherwise provided by law.
Should the Company be dissolved, the liquidation will be carried out by the Manager or such other person (who may be physical persons or legal entities) proposed by the Manager and appointed by a general meeting of shareholders who will determine their powers and their compensation.
After payment of all debts of and charges against the Company and of the expenses of the liquidation, the net liquidation proceeds shall be distributed to the holders of Class A Shares and the holders of the Class B Shares in conformity with the Law and these Articles of Association.

CHAPTER VII.- APPLICABLE LAW

Article 32. Applicable Law
All matters not governed by the Articles of Association shall be determined in accordance with the law of August 10, 1915 on commercial companies, as amended.
Luxembourg-Eich, le 9 avril 2008.